Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Appoints John R. Leone to Board of Directors

Waltham, Mass., December 10, 2007 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) has appointed John R. Leone, a Partner at Paul Capital Healthcare to its Board of Directors. Mr. Leone replaces Walter Flamenbaum, M.D. who has served on the Board for the past year. A pharmaceutical industry veteran, Mr. Leone will bring important and relevant insights to the Board of Directors as Oscient continues to build the brand for its lead product, ANTARA® (fenofibrate) capsules and grow its business through strategic corporate development activities.

“Paul Capital Healthcare has contributed valuable guidance to the Board and we thank Walter for his service over the past year,” stated Steven M. Rauscher, President and CEO. “We look forward to leveraging John’s extensive industry experience for the benefit of Oscient and its shareholders as we execute on our business strategy.”

Mr. Leone has over 30 years of pharmaceutical industry experience. Most recently, he was President and Chief Executive Officer of Cambrex Corporation, a life sciences company committed to accelerating the discovery and commercialization of human therapeutics. Previously, Mr. Leone was at Aventis, where he served as Senior Vice President and Chief Operating Officer of U.S. Commercial Operations. Among other initiatives, Mr. Leone spearheaded the successful integration of Aventis’ predecessor companies, Rhone-Poulenc Rorer and Hoechst Marion Roussel. His industry experience also includes both domestic and international management roles with Pfizer and Wyeth. Mr. Leone received his B.S. degree in Engineering from the U.S. Military Academy at West Point and his M.B.A. from the University of Colorado.

“This is an exciting time for Oscient as its product portfolio continues to show strong revenue growth,” stated John R. Leone, Partner, Paul Capital Healthcare. “I look forward to working with the rest of the Board and Oscient’s management team on fulfilling the Company’s potential.”

Oscient entered into a financing agreement with Paul Capital Healthcare in August 2006 in connection with the Company’s acquisition of ANTARA® (fenofibrate) capsules. Under the terms of the agreement, Paul Capital Healthcare is able to elect one person to the Board of Directors.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products in the United States; ANTARA® (fenofibrate) capsules, a cardiovascular product and FACTIVE® (gemifloxacin mesylate) tablets, a fluoroquinolone antibiotic. ANTARA is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE is approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient promotes ANTARA and FACTIVE through a nationwide sales force calling on primary care physicians, cardiologists, endocrinologists and pulmonologists. The Company also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Leone Joins Board

December 10, 2007

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s ability to leverage its directors’ industry experience and insight for the benefit and growth of the Company and its products, and (ii) the continued growth of product revenues and the fulfillment of the Company’s potential. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to: (a) events or developments affecting the Company’s stockholders’ equity, market performance, total assets or total revenues; (b) delays in the completion of the audit of our financial statements for the year ending December 31, 2007; (c) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (d) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (e) delays by the FDA; and (f) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2007 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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